CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Tax-Free Income Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Registration Statement No. 33-43017 of our report dated December 2, 1997 appearing in the annual report to shareholders and to the reference to us under the caption Financial Highlights in the Prospectus and to the references to us under the captions Investment Advisory and Other Services and Financial Statements in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP

New York, New York
February 25, 1998